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                                                                   EXHIBIT 99.10

                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                    AVE, INC.
  (pursuant to section 78.385 and 78.390 of the Nevada General Corporation Law)



1.   The name of the corporation is AVE, INC.

2.   The articles have been amended as follows:

     Article One of the Articles of Incorporation is deleted in its entirety and replaced with the following new Article One:




                                  "Article One:

                 The name of the Corporation is CYCO.NET, INC."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as maybe required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:
     11,752,000.

4.   Signatures:


/s/ RICHARD A. URREA                              /s/ DANIEL R. URREA
---------------------------                       -----------------------------
Richard A. Urrea, President                       Daniel R. Urrea, Secretary

State of New Mexico     )
County of Bernalillo    )

     This instrument was acknowledged before me, a notary public, on July 28, 1999, by Richard A. Urrea as President of AVE, Inc., a Nevada corporation.




                                                  Notary Public
My commission expires: